EXHIBIT 99.1

For Immediate Release:  November 23, 2004

Contact:

                Valerie Newsom

                Phone:    432-684-0301

                Email:    vnewsom@caprockenergy.com

Cap Rock Energy Reports Third Quarter Earnings for 2004

MIDLAND, TX — Cap Rock Energy Corporation (AMEX: RKE) reported net income for the third quarter of 2004 of $848,000, or $0.54 per common share, diluted, as compared to $4,638,000, or $2.86 per common share, diluted, for the same period in 2003.

Detailed below are unaudited financial highlights for Cap Rock Energy Corporation and subsidiaries for the three and nine months ended September 30, 2004 and 2003:

Cap Rock Energy Corporation

(unaudited)

($ in thousands except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating revenues	$22,352	$23,343	$65,507	$64,937
Operating income	1,338	6,747	10,810	16,555
Net Income	848	4,638	5,939	10,304

Earnings per share:
Basic	$0.56	$2.96	$3.82	$7.41
Diluted	$0.54	$2.86	$3.69	$7.13

Weighted average shares of Common stock outstanding:
Basic	1,527,857	1,568,498	1,553,072	1,390,636
Diluted	1,584,172	1,623,796	1,609,387	1,445,934

The consumption and demand for electricity within the Company’s service areas can be greatly impacted by weather conditions and temperatures.   Weather conditions and the cost of fuel used to generate electricity are the major factors affecting operating expenses.  Purchased power expense normally moves in relation to electric demand and consumption.

Power cost recovery revenues increased by $827,000 and $4,091,000, respectively, for the comparative three and nine month periods.  This was offset by a decrease in revenue accruals of $1,240,000 and $3,477,000, for the same periods, especially as it related to the change in accounting principle for the first quarter of 2003.  The 2003 periods also reflect recognition of a regulatory surcharge of $954,000 and $1,428,000 respectively, which related to recovery of intervention costs incurred in a prior CCN proceeding.  There was also an increase in kWh sales for the 2004 periods of $133,000 and $1,119,000.

The conclusion of the rate making treatment of the capital lease payments associated with the transmission system in 2003 caused a decrease of $451,000 and $3,556,000 in purchased power expense for the comparative three and nine month periods in 2004.  Power costs and consumer consumption caused an increase of $281,000 and $2,349,000 in purchased power expense.  Fuel cost related to the regulatory liability because of an overcollection of power cost recovery caused an increase in expenses of $3,074,000 for the 2004 periods.

The expensing of noncash stock awards to officers and directors caused a decrease of $547,000 for the comparative three month periods, but an increase of $1,100,000 for the nine month comparative periods.  Increased costs for the 2004 periods of $534,000 and $1,201,000 related to IT support and outsourced IT functions associated with the new fully integrated utility software application.

The net increase in interest expense is due to the interest on the new short-term note payable in the 2004 periods, and extinguishment of a note payable to a bank in September 2003 thus causing a decrease for the 2004 periods.

Depreciation and amortization also increased for the 2004 periods because: (1) amortization of the fees and costs related to the short-term note payable; (2) amortization of the costs associated with implementation of the new fully integrated software application; (3) conclusion of the rate making treatment in September 2003 of the amortization of property and equipment associated with the transmission system capital lease causing more of an increase for 2004 because those costs were shown in purchased power expense in the 2003 periods; and (4) amortization of the fees and costs associated with the original transmission system capital lease in 2003 causing more of an increase for 2004.

Cap Rock Energy provides electric distribution services to over 35,000 meters in 28 counties in Texas.  Its corporate office is located in Midland, Texas, with service divisions in Stanton, Colorado City, Brady and Celeste, Texas.  The Company also provides management services to the Farmersville Municipal Electric System.  The Company’s predecessor, Cap Rock Electric Cooperative, Inc., was incorporated as an electric cooperative in the State of Texas in 1939.

All statements, other than statements of historical fact included in this news release are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any such forward looking statements involve risks and uncertainties and actual results, performance or achievements of Cap Rock Energy may be different from those expressed or implied in the forward looking statements.